I

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2015

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street

Aurora, Illinois  60507

(Address of principal executive offices) (Zip code)

(630) 892-0202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On December 30, 2014, Old Second Bancorp, Inc. (the “Company”) provided notice of redemption of one-third of the issued and outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”). The effective date for the redemption is January 31, 2015, and the redemption price will be the stated liquidation value of $1,000 per share, together with any accrued and unpaid dividends accumulated to, but excluding, the redemption date. As of December 30, 2014, there were outstanding 47,331 shares of the Series B Preferred Stock, and redeeming one-third of the Series B Preferred Stock will result in the redemption of approximately 15,778 shares of Series B Preferred Stock.  Following the redemption, approximately 31,553 shares of the Series B Preferred Stock will remain outstanding.

The Series B Preferred Stock was issued in January 2009 under the U.S. Treasury’s Troubled Asset Relief Program – Capital Purchase Program and is being redeemed from third parties that purchased the securities from the U.S. Treasury in auctions held in the first quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: January 2, 2015	By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President
and Chief Financial Officer